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                                                                   Exhibit 99.03

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CEPHEID NEWS

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CEPHEID REPORTS SECOND QUARTER AND SIX MONTHS 2003 RESULTS

TOTAL SIX MONTH REVENUES INCREASE BY 41% DRIVEN BY 26% INCREASE IN PRODUCT SALES, GROSS MARGIN DOLLARS ON PRODUCT SALES INCREASE BY 111%


SUNNYVALE, CA, JULY 31, 2003 ... Cepheid (Nasdaq: CPHD) today announced financial results for the quarter and six months ended June 30, 2003.

Product sales for the quarter ended June 30, 2003 increased 18% to approximately $3.2 million from approximately $2.7 million for the corresponding prior year while product sales for the six months period ended June 30, 2003 increased 26% to approximately $6.3 million from $5.0 million for the corresponding prior year period. The increase in product sales for both the three and six month periods ended June 30, 2003 as compared to the corresponding prior year periods was primarily due to the 65% and 91% increase, respectively, in reagent and disposable sales and to a lesser extent to the 10% and 19% increase, respectively, in instrument sales. Total revenues for the quarter ended June 30, 2003 increased 28% to approximately $4.1 million compared to approximately $3.2 million for the corresponding prior year period, while total revenues for the first six months ended June 30, 2003 increased 41% to $7.9 million from $5.6 million for the corresponding prior year period. The increase in total revenue for both the three and six months ended June 30, 2003 as compared to the corresponding prior year periods was due to the increase in product sales and grant and government sponsored research revenue.

Gross Margin Dollars on product sales (total product sales less cost of product sales) for the three and six months ended June 30, 2003 increased by 135% and 111%, respectively, as compared to the corresponding prior year periods. The gross margin percentage on product sales for the quarter ended June 30, 2003 increased to 42% compared to 21% for the corresponding prior year period and increased to 42% for the six months ended June 30, 2003 as compared to 25% for the corresponding prior year period. The increase in gross margin on product sales for the quarter and six months ended June 30, 2003 as compared to the corresponding prior year periods is due primarily to manufacturing economies of scale and improved product pricing. Net loss for the quarter and six months ended June 30, 2003 was approximately $4.4 million, or $0.14 per share and $9.1 million, or $0.29 per share, respectively, compared to a net loss of approximately $5.5 million, or $0.21 per share and $10.5 million, or $0.40 per share for the corresponding prior periods.

Commenting on second quarter and six months performance, Chief Executive Officer John Bishop stated:

"As expected, sales of reagents and disposables continue to grow at a faster rate than sales in instrument systems. Instrument penetration in the U.S. Life Sciences market continues to expand as determined by the number of unit purchase orders placed with institutional purchasing departments. However, we continue to see delays in institutions completing unit purchases. Our prior years' experience was to have approximately five units left in the buyer's purchasing departments at the end of each quarter. In 2003 we have seen that number increase to 35 units at the end of the first quarter ending March 31, 2003 and to 61 units at the end of the second quarter ended June 30, 2003. We are penetrating the market
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but are clearly seeing an increase in the amount of time required to complete the purchase process.

"In the Clinical market, the Group B Strep product was introduced at the American College of Obstetrics and Gynecology meeting in New Orleans in May and product evaluations have been initiated at a number of accounts.

"In the BioThreat market, the Northrop Grumman led consortium, of which Cepheid is a part, was successful in obtaining the award of a $175 million contract for placement of production units of the Biohazard Detection System (BDS) for the United States Postal Service (USPS). We expect to realize approximately 15 to 17% of the initial contract award with the majority of the revenue to occur in 2004. The contract award includes an option for placement of an additional number of BDS units, which may be exercised in 2004. We further expect to realize continuing demand for GeneXpert(R) anthrax test cartridges beyond the initial contract awards.

"The success in the USPS program has clearly demonstrated the ability of the GeneXpert system to provide an accurate genetic determination on a broadly disseminated and user-friendly basis. We expect the demonstrated capability of the system to translate well to the Clinical market for infectious disease and oncology use on a relatively near-term basis."

2003 OUTLOOK
Commenting on Cepheid's outlook for 2003, Mr. Bishop stated:

"We expect to see a slightly stronger second half of 2003. Additional programs will be initiated in support of the GBS product in the Clinical market and we expect to ship GeneXpert module first article production units for the BDS in the fourth quarter. This will set the stage for our potential crossover to profitability in the last quarter of 2004 or early 2005, depending on the actual deployment schedule of the USPS BDS units and resulting test cartridge utilization. However, despite our unchanged longer-term outlook, based on our experience in the first two quarters of this year, particularly with regard to the extended sales cycle within buyers' purchasing departments in the Life Sciences Research market, we are adjusting our guidance for 2003 product sales to a range of $14 million to $16 million. We expect our 2003 net loss to be in the range of $18.0 million to $19.0 million or $0.56 to $0.59 per share based on quarter-end weighted average shares outstanding."

CONFERENCE CALL INFORMATION
Cepheid's Chairman Tom Gutshall, CEO John Bishop, and CFO John R. Sluis, will host a conference call today at 4:30pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-215-6437 (domestic) or 706-679-7393 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through July 31, 2004. A replay of the conference call will be available at 800-642-1687 (domestic) or 706-645-9291 (international) through August 7, 2003; the conference ID is 1709757. The replay will be available after 5:30 pm (Eastern).

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ABOUT CEPHEID
Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical
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regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to revenue growth, growth in identified markets, future net losses, the status of the USPS BDS program, new product introductions, and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual USPS funding and deployment of the BDS system, the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, and whether the system-as-built performs to specifications; the potential need for FDA regulation in the clinical diagnostic markets that Cepheid may target; the performance and market acceptance of the Group B Strep product; Cepheid's ability to develop additional products for the clinical genetic assessment market; the potential need to obtain rights and licenses with respect to certain technologies, targets and tests in other markets Cepheid may pursue; Cepheid's reliance on distributors to market, sell and support its products; Cepheid's success in increasing its direct sales; the impact of competitive products and pricing; the ability of Cepheid to manage geographically-dispersed operations; underlying market conditions in the U.S. and in international markets; and development and manufacturing problems, including with respect to the GeneXpert&Mac226; system and reagents. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2002 and "Factors that Might Affect Future Results" in its most recent quarterly reports on Form 10-Q, each filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

                            *  *  *  *  *  *  *  *  *  *

                                     CEPHEID
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                               Three months ended                  Six months ended
                                                     June 30,                          June 30,
                                              2003             2002             2003             2002
REVENUES:

Instrument sales                           $    2,565       $    2,324       $    5,359       $    4,500

Reagents and disposables sales                    615              373              955              499

Total product sales                             3,180            2,697            6,314            4,999

License and royalty revenue                         4               63               36              129

Grant and government sponsored
  research revenue                                682              361            1,249              361

Research and development
  contract revenue                                238               84              284               84

Total revenues                                  4,104            3,205            7,883            5,573

OPERATING COSTS AND EXPENSES:

Cost of product sales                           1,857            2,135            3,665            3,744

Research and development                        4,035            4,563            7,862            8,565

Selling, general and administrative             2,629            2,065            5,425            3,841

Total operating costs and expenses              8,521            8,763           16,952           16,150

Loss from operations                           (4,417)          (5,558)          (9,069)         (10,577)

Interest (loss)/income, net                        (5)              23              (41)              72

Net loss                                       (4,422)          (5,535)          (9,110)         (10,505)

Net loss per share, basic and diluted      $    (0.14)      $    (0.21)      $    (0.29)      $    (0.40)

Shares used in computing net loss per
  share, basic and diluted                     32,410           26,380           31,902           26,363


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                                    CEPHEID
                     CONDENSED CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                         June 30,     December 31,
                                                           2003           2002
                                                       (Unaudited)         (1)

ASSETS

CURRENT ASSETS

Cash and cash equivalents                                $  8,542       $ 14,505

Restricted cash                                             2,329          2,296

Accounts receivable                                         2,466          3,044

Inventory                                                   4,371          3,850

Prepaid expenses and other current assets                   1,096            352

Total current assets                                       18,804         24,047

Property and equipment, net                                 6,861          6,144

Total assets                                             $ 25,665       $ 30,191

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable                                         $  2,428       $  2,367

Accrued compensation                                        1,228          1,171

Accrued other liabilities                                   2,093          2,092

Current portion of equipment financing                      1,232          1,423

Current portion of bank loan payable                           36             32

Total current liabilities                                   7,071          7,085

Equipment financing, less current portion                   1,049          1,629

Bank loan payable, less current portion                       379            364

Deferred rent                                                 431            355

SHAREHOLDERS' EQUITY

Common stock                                               80,961         75,928

Additional paid-in capital                                  7,488          7,505

Deferred stock-based compensation                             (11)          (103)

Accumulated foreign exchange translation adjustment            37              4

Accumulated deficit                                       (71,686)       (62,576)

Total shareholders' equity                                 16,789         20,758

Total liabilities & shareholders' equity                 $ 25,665       $ 30,191

(1) The balance sheet at December 31, 2002 has been derived from the audited financial statements which are included in the Company's Form 10-K filed with the Securities and Exchange Commission.


(WEB GRAPHIC)     Current News Index                 Copyright (C) 2003, Cepheid
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